Exhibit 10(f)(47)
Management Incentive Plan for 2025 (2025 MIP)
Under the 2025 MIP, executive officers of the Company are eligible to receive performance-related annual cash payments. Payments are, in general, only made if performance objectives established by the Compensation and Human Capital Committee of the Board of Directors (the “Committee”) are met.

The Committee approved target incentive opportunities for 2025, expressed as a percentage of base salary for each participating officer. The Committee also established performance metrics that included threshold, target and maximum performance goals and payout ranges for the 2025 MIP. The performance metrics and corresponding weightings established by the Committee include Adjusted1 EBITDA (weighted at 90%) and Corporate Social Responsibility (weighted at 10%). The Committee maintains the authority to increase or decrease an award based on individual performance.

Individual awards will be subject to the review and approval of the Committee following the completion of the 2025 fiscal year, with payment to be made within the first four months of 2026.

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(1) Earnings before non-financing interest expense, taxes, depreciation and amortization adjusted for the following items: Restructuring and related costs, net, Reinvention and transaction-related costs, Other expenses, net (inclusive of non-service retirement-related costs), impact of tariffs, as well as other discrete, unusual or infrequent items, as applicable.